Exhibit 10.3

Employment Offer

Offer Letter

Velo3D, Inc.

January 08, 2025

Arun Jeldi

ajeldi@arrayedadditive.com

Re:	Offer of Employment by Velo3D, Inc.

Dear Arun:

I am very pleased to confirm our offer to you of employment with Velo3D, Inc. (the “Company”). The terms of our offer and the benefits currently provided by the Company are as follows:

1. Position and Start Date. You are being offered the position of Chief Executive Officer (CEO). This is an exempt position based out of our Fremont, CA office. Your start date will be retroactive to December 24, 2024, the date of your formal appointment as CEO of Velo3D, Inc.. The compensation highlighted in this offer is contingent on approval from the board of directors.

2. Starting Salary. Your annualized base salary will be $425,000 per year and will be subject to periodic review “Base Salary”).

3. Benefits. In addition, you will be eligible to participate in regular health insurance, bonus, paid time off, and other employee benefit plans established by the Company for its employees.

The Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment.

4. Target Annual Bonus. You will be eligible for an incentive bonus of 80% of your Base Salary, specifically $340,000, for the fiscal year of 2025 based on the achievement of performance objectives to be determined by the Company’s Board of Directors (the “Board”). Any bonus for a fiscal year will be paid within 2½ months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment. The determinations of the Board with respect to your bonus will be final and binding.

Velo3D, Inc. | 2710 Lakeview Court, Fremont, CA 94538 | (408) 610-3915	www.Velo3D.com

Employment Offer

5. Protection of Confidential and Proprietary Information. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the Company’s interests, as a condition of employment, you must sign and abide by the Company’s standard “Employee Invention Assignment and Confidentiality Agreement,” a copy of which is attached hereto as Exhibit A.

6. No Breach of Obligations to Prior Employers. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or violate any other obligations you may have to any former employer. You represent that your signing of this offer letter, agreement(s) concerning equity granted to you, if any, under the Plan and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

7. No Competition During Employment. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business, or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

8. At Will Employment. Employment with the Company is for no specific period of time. Should you accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) are superseded by this agreement. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Although your job duties, title, compensation, and benefits, as well as the Company’s personnel policies and practices, may change from time to time, the “at-will” nature of your employment may be changed only in an express, written employment agreement signed by you and a duly authorized officer of the Company (other than you).

9. Tax Matters. All forms of compensation referred to in this agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

10. Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

Velo3D, Inc. | 2710 Lakeview Court, Fremont, CA 94538 | (408) 610-3915	www.Velo3D.com

Employment Offer

11. Arbitration. To the fullest extent permitted by law, and subject to the limitations on arbitration set forth in subsection (a)(i) and (ii) below, you and the Company (collectively, the “parties”) agree as follows:

(a) The parties agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof (the “Arbitrable Claims”), except as follows:

(i) This arbitration section does not restrict your right to file (A) claims in court for violation of the California Labor Code, including on a representative action basis under California Labor Code Sections 2698, et seq, or the California Fair Employment and Housing Act; or (B) administrative claims before any government agency where, as a matter of law, you have the right to file such administrative claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor, and applicable state and local agencies); and

(ii) Each party may seek injunctive relief in court related to the improper use, disclosure or misappropriation of that party’s private, proprietary, confidential and/or trade secret information.

(b) For all (i) Arbitrable Claims, and (ii) claims covered by subsection (a)(i) above that you voluntarily elect to adjudicate through arbitration rather that in court, the arbitration shall be conducted in Campbell, California through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.

(c) This arbitration section is governed by and will be construed in accordance with the Federal Arbitration Act, 9 U.S.C. 1, et seq. If, for any reason, any term of this arbitration provision is held to be invalid or unenforceable, all other valid terms and conditions of this arbitration provision shall be severable in nature, and remain fully enforceable.

12. Background Check. This offer is contingent upon a satisfactory verification of criminal, education, driving and/or employment background. This offer can be rescinded based upon data received in the verification.

13. Entire Agreement. This offer (and Exhibit A), once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations, and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation, or warranty whatsoever, either express or implied, written, or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations, and warranties as are contained herein.

Velo3D, Inc. | 2710 Lakeview Court, Fremont, CA 94538 | (408) 610-3915	www.Velo3D.com

Employment Offer

14. Acceptance. This offer will remain open until January 08, 2025. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Juhi Patel

Juhi Patel
Manager, Human Resources

I have read and understood this offer letter and hereby acknowledge, accept, and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Arun Jeldi	Date signed:	1/8/2025
Arun Jeldi

Velo3D, Inc. | 2710 Lakeview Court, Fremont, CA 94538 | (408) 610-3915	www.Velo3D.com